Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-253341 on Form S-3 and Registration Statement Nos. 333-229894, 333-223246, 333-216362, 333-209783, 333-202402, 333-194281, 333-186921, 333-179751, 333-172459, and 333-163367 on Form S-8 of our reports dated February 23, 2024, relating to the financial statements of Fortinet, Inc. and the effectiveness of Fortinet, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 23, 2024